Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 17, 2005, relating to the financial statements and financial statement schedules of National Atlantic Holdings Corporation and Subsidiaries, appearing in the Financial Statements of National Atlantic Holdings Corporation and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, contained in Registration Statement No. 333-117804 of National Atlantic Holdings Corporation on Form S-1 under the Securities Act of 1933, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Parsippany, New Jersey
October 12, 2005